Exhibit 99.1

Stifel Reports July 2024 Operating Data

ST. LOUIS, MO, August 22, 2024 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for July 31, 2024 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Client assets under administration and fee-based client assets increased 2% from the prior month and reached record levels of $481 billion and $183 billion, respectively. The increases were driven by continued market appreciation and solid recruiting. Client money market and insured product grew roughly $100 million in July. Higher Smart Rate balances more than offset the decline in Sweep balances, as cash sorting continues to slow. Bank loans grew 2% in July, driven by increased Fund Banking, C&I, and Residential Mortgage activity.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	7/31/2024	7/31/2023	6/30/2024	7/31/2023	6/30/2024

Total client assets	$481,452	$426,667	$474,137	13%	2%

Fee-based client assets	$183,421	$157,996	$179,749	16%	2%

Private Client Group fee-based client assets	$160,526	$138,692	$157,124	16%	2%

Bank loans, net (includes loans held for sale)	$20,267	$20,753	$19,820	(2)%	2%

Client money market and insured product (1)	$26,301	$24,976	$26,204	5%	0%

(1)	Includes Sweep deposits, Smart Rate deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners and Miller Buckfire business divisions; Keefe, Bruyette & Woods, Inc.; and Stifel Independent Advisors, LLC; in Canada through Stifel Nicolaus Canada Inc.; and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations